EXHIBIT 10.3

EXECUTION COPY

WAIVER, CONSENT AND FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS WAIVER, CONSENT AND FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is made as of November 16, 2010, by and between HELICOS BIOSCIENCES CORPORATION a Delaware corporation (the “Borrower”), and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation acting in its capacity as agent (the “Agent”) for the lenders under the Loan Agreement (as defined below) (the “Lenders”), and the Lenders.

W I T N E S S E T H:

WHEREAS, Borrower, Agent and Lenders are parties to that certain Loan and Security Agreement, dated as of December 31, 2007, as amended by that certain First Amendment to Loan and Security Agreement and Post-Closing Obligations Letter, dated as of February 14, 2008, as further amended by that certain Second Amendment to Loan and Security Agreement, dated as of June 27, 2008, and as further amended by that certain Waiver and Third Amendment to Loan and Security Agreement, dated as of December 29, 2008 (as the same may be amended, supplemented and modified from time to time, the “Loan Agreement”; capitalized terms used herein have the meanings given to them in the Loan Agreement except as otherwise expressly defined herein), pursuant to which Lenders have agreed to provide to Borrower certain loans and other extensions of credit in accordance with the terms and conditions thereof;

WHEREAS, Events of Default have occurred and are continuing under the Loan Agreement as a result of (1) the Borrower’s failure to make the Scheduled Payment of interest and principal on the Term Loan due on November 1, 2010 in accordance with Section 8.1(a) of the Loan Agreement, (2) the Borrower’s failure to appoint a new chief operating officer and vice president of product research and development in accordance with Section 8.1(k)(i) of the Loan Agreement, (3) the Borrower’s failure to pay when due the trade credit and other obligations described on Schedule 1 attached hereto, which failure constitutes an Event of Default under Section 8.1(g)(i) of the Loan Agreement, (4) the Borrower’s breach of its obligations owing to Optikos Corporation, the Leiden University Medical Center and The Institute of Physical and Chemical Research in the manner and under the agreements described on Schedule 1, which breaches constitute Events of Default under Sections 8.1(j)(i) and 8.1(j)(ii) of the Loan Agreement, (5) the Borrower’s breach of clauses (c) and (e) of Section 5.10 of the Loan Agreement prior to the date hereof as a result of the Borrower’s failure to pay its debts as such debts become due and the admission in writing by the Borrower of its inability to pay its debts generally, which breaches constitute Events of Default under Section 8.1(d) of the Loan Agreement, (6) the Borrower’s breach of Section 7.2 of the Loan Agreement by the issuance on September 15, 2009 and December 15, 2009 of warrants constituting “Indebtedness” pursuant to clause (viii) of the definition thereof, which breach constitutes an Event of Default under Section 8.1(b) of the Loan Agreement, and (5) the Borrower’s failure to provide timely notice in accordance with Section 6.2(b) of the Loan Agreement of, or make correct representations and warranties pursuant to Section 8.1(d) of the Loan Agreement regarding, the Events of Default described in clauses (1) through (6) above (collectively, the Events of Default described in clauses (1) through (7) above, the “Specified Events of Default”);

WHEREAS, Borrower has requested that Agent and Lenders waive their rights with respect to the Specified Events of Default, and Agent and Lenders are willing to grant such waiver solely in accordance with and subject to the terms and conditions of this Amendment; and

WHEREAS, Borrower has requested that Agent and Lenders (i) consent to certain transactions as provided herein and (ii) make certain amendments to the Loan Agreement, in each case in accordance with, and subject to, the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties do hereby agree as follows:

1.             Acknowledgment of Obligations.  Borrower hereby acknowledges, confirms and agrees that as of the close of business on November 16, 2010, Borrower is indebted to the Lenders in respect of the Term Loan in the aggregate principal amount of $2,255,566.  Borrower hereby acknowledges, confirms and agrees that all Term Loans made prior to the Amendment Effective Date (as defined below), together with interest accrued and accruing thereon, and fees, costs, expenses and other charges owing by Borrower to Agent and Lenders under the Loan Agreement and the other Debt Documents, are unconditionally owing by Borrower to Agent and Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor’s rights generally.

2.             Waiver.  In reliance upon the representations, warranties and covenants of the Loan Parties contained in this Amendment, and subject to the terms and conditions set forth in this Amendment, the Agent and Lenders hereby waive the Specified Events of Default as of the Amendment Effective Date.  The waiver set forth in the immediately preceding sentence relates solely to the Specified Events of Default, and nothing in this Amendment is intended (or shall be construed) to constitute a waiver by Agent or Lenders of any other Default or Event of Default which may now or hereafter exist under the Loan Agreement.

3.             Consents.              Subject to the terms and conditions of this Amendment, including, without limitation, the conditions precedent to the effectiveness of this Amendment in Section 8 hereof, and notwithstanding anything in the Loan Agreement or any of the other Debt Documents to the contrary, as of the Amendment Effective Date, Agent and Lenders hereby consent as follows:

(a)   With respect to the Term Loan, and notwithstanding the provisions of Section 2.3(b) of the Loan Agreement, the Borrower shall pay to the Agent, for the ratable benefit of the Lenders, one (1) payment of interest only (payable in arrears) on November 16, 2010 and nine (9) equal consecutive payments of principal and interest (payable in arrears) on each Scheduled Payment Date commencing on December 1, 2010, each in an amount sufficient to fully amortize the principal and interest due with respect to the Term Loan over such nine-month period.

(b)   If, as of November 29, 2010, (1) no Event of Default has occurred and is continuing, (2) to the extent necessary to comply with clause (3) hereof, the Borrower has received cash proceeds during November, 2010 from the issuance of Subordinated Debt, and (3) the Borrower has unrestricted balance sheet cash and Cash Equivalents in one or more deposit or securities accounts subject to an Account Control Agreement equal to or greater than the aggregate amount of expenses of the Borrower for the prior period of four weeks (including any pro forma adjustments thereto reasonably acceptable to Agent and each Lender), then, notwithstanding the provisions set forth in Section 2(a) above, the Borrower shall pay to the Agent, for the ratable benefit of the Lenders, one (1) payment of interest only (payable in arrears) on December 1, 2010 and nine (9) equal consecutive payments of principal and interest (payable in arrears) on each Scheduled Payment Date commencing on January 1, 2011, each in an amount sufficient to fully amortize the principal and interest due with respect to the Term Loan over such nine-month period.

(c)   If Borrower satisfied the conditions set forth in Section 2(b) above, and if, as of December 27, 2010, (1) no Event of Default has occurred and is continuing, (2) to the extent necessary to comply with clause (3) hereof, the Borrower has received cash proceeds during December, 2010 from the issuance of Subordinated Debt, and (3) the Borrower has unrestricted balance sheet cash and Cash Equivalents in one or more deposit or securities accounts subject to an Account Control Agreement equal to or greater than the aggregate amount of expenses of the Borrower for the prior period of four weeks (including any pro forma adjustments thereto reasonably acceptable to Agent and each Lender), then, notwithstanding the provisions set forth in Sections 2(a) and 2(b) above, the Borrower shall pay to the Agent, for the ratable benefit of the Lenders, one (1) payment of interest only (payable in arrears) on January 1, 2011 and nine (9) equal consecutive payments of principal and interest (payable in arrears) on each Scheduled Payment Date commencing on February 1, 2011, each in an amount sufficient to fully amortize the principal and interest due with respect to the Term Loan over such nine-month period.

(d)   If Borrower satisfied the conditions set forth in Sections 2(b) and 2(c) above, and if, as of January 28, 2011, (1) no Event of Default has occurred and is continuing, (2) to the extent necessary to comply with clause (3) hereof, the Borrower has received cash proceeds during January, 2011 from the issuance of Subordinated Debt, and (3) the Borrower has unrestricted balance sheet cash and Cash Equivalents in one or more deposit or securities accounts subject to an Account Control Agreement equal to or greater than the aggregate amount of expenses of the Borrower for the prior period of four weeks (including any pro forma adjustments thereto reasonably acceptable to Agent and each Lender), then, notwithstanding the provisions set forth in Sections 2(a), 2(b) and 2(c) above, the Borrower shall pay to the Agent, for the ratable benefit of the Lenders, one (1) payment of interest only (payable in arrears) on February 1, 2011 and nine (9) equal consecutive payments of principal and interest (payable in arrears) on each Scheduled Payment Date commencing on March 1, 2011, each in an amount sufficient to fully amortize the principal and interest due with respect to the Term Loan over such nine-month period.

(e)   If Borrower satisfied the conditions set forth in Sections 2(b), 2(c) and 2(d) above, and if, as of February 25, 2011, (1) no Event of Default has occurred and is continuing, (2) to the extent necessary to comply with clause (3) hereof, the Borrower has received cash proceeds during February, 2011 from the issuance of Subordinated Debt, and (3) the Borrower has unrestricted balance sheet cash and Cash Equivalents in one or more deposit or securities accounts subject to an Account Control Agreement equal to or greater than the aggregate amount of expenses of the Borrower for the prior period of four weeks (including any pro forma adjustments thereto reasonably acceptable to Agent and each Lender), then, notwithstanding the provisions set forth in Sections 2(a), 2(b), 2(c) and 2(d) above, the Borrower shall pay to the Agent, for the ratable benefit of the Lenders, one (1) payment of interest only (payable in arrears) on March 1, 2011 and nine (9) equal consecutive payments of principal and interest (payable in arrears) on each Scheduled Payment Date commencing on April 1, 2011, each in an amount sufficient to fully amortize the principal and interest due with respect to the Term Loan over such nine-month period.

(f)    If Borrower satisfied the conditions set forth in Sections 2(b), 2(c), 2(d) and 2(e) above, and if, as of March 29, 2011, (1) no Event of Default has occurred and is continuing, (2) to the extent necessary to comply with clause (3) hereof, the Borrower has received cash proceeds during March, 2011 from the issuance of Subordinated Debt, and (3) the Borrower has unrestricted balance sheet cash and Cash Equivalents in one or more deposit or securities accounts subject to an Account Control Agreement equal to or greater than the aggregate amount of expenses of the Borrower for the prior period of four weeks (including any pro forma adjustments thereto reasonably acceptable to Agent and each Lender), then, notwithstanding the provisions set forth in Sections 2(a), 2(b), 2(c), 2(d) and 2(e) above, the Borrower shall pay to the Agent, for the ratable benefit of the Lenders, one (1) payment of interest only (payable in arrears) on April 1, 2011 and nine (9) equal consecutive payments of principal and interest (payable in arrears) on each Scheduled Payment Date commencing on May 1, 2011, each in an amount sufficient to fully amortize the principal and interest due with respect to the Term Loan over such nine-month period..

(g)   In consideration for consenting to the interest-only payment described in Section 2(a) above, the Borrower hereby agrees that the Final Payment Fee due with respect to the Term Loan shall be increased by $50,000.  Further, (1) if the conditions described in Section 2(d) above for the deferral of the principal payment for February 1, 2011 are satisfied, then the Final Payment Fee due with respect to the Term Loan shall automatically be increased by an additional $50,000, (2) if the conditions described in Section 2(e) above for the deferral of the principal payment for March 1, 2011 are satisfied, then the Final Payment Fee due with respect to the Term Loan shall automatically be increased by an additional $50,000 and (3) if the conditions described in Section 2(f) above for the deferral of the principal payment for April 1, 2011 are satisfied, then the Final Payment Fee due with respect to the Term Loan shall automatically be increased by an additional $50,000, for a maximum aggregate increase of the Final Payment Fee by $200,000.

(h)   The Agent and Lenders consent to (i) the issuance by Borrower to Flagship Ventures (“Flagship”) and Atlas Venture (“Atlas”) and their respective affiliates (Atlas together with Flagship and certain affiliates of Atlas and Flagship, being the “Purchasers”) of subordinated secured Indebtedness in an aggregate amount not to exceed $4,000,000, pursuant to that certain Subordinated Secured Note Purchase Agreement dated as of the date hereof by and among the Company and the Purchasers and (ii) the incurrence of Indebtedness by the Company pursuant to that certain Risk Premium Payment Agreement dated as of the date hereof by and among the Company and the Purchasers (such Indebtedness described in clauses (i) and (ii) above, the “Subordinated Debt”); provided, however, that (i) such Indebtedness is subordinated to the Obligations pursuant to a subordination agreement in the form attached hereto as Exhibit B executed by Agent, Borrower and each Purchaser (the “Subordination Agreement”) and (ii) such Indebtedness may be secured by a security interest in all Collateral of the Borrower, so long as such security interest is subordinated to the security interest of the Agent in the Collateral pursuant to the Subordination Agreement.

(i)    The Agent and Lenders consent to (i) the incurrence by Borrower of subordinated secured Indebtedness pursuant to that certain Letter Fee Agreement Regarding Legal Services (the “GP Letter Agreement”) dated as of October 22, 2010 by and among the Company and Goodwin Procter LLP (“Goodwin”) (the “GP Subordinated Debt”); provided, however, that (i) such Indebtedness is subordinated to the Obligations pursuant to a subordination agreement in the form attached hereto as Exhibit C executed by Agent, Borrower and Goodwin (the “GP Subordination Agreement”) and (ii) such Indebtedness may be secured by a security interest in the patent infringement lawsuit Helicos BioSciences Corporation v. Pacific Biosciences of California, Inc., Life Technologies Corporation, and Illumina, Inc., No. 1:10-cv-00735, filed in the United States District Court for the District of Delaware (the “Cause of Action”) together with all proceeds thereof including without limitation the Total Recovery as defined in the GP Letter Agreement, so long as such security interest in such lawsuit and proceeds thereof is subordinated to the security interest of the Agent in the Collateral pursuant to the GP Subordination Agreement.

(j)    For each interest-only payment that Borrower is permitted to make under this Section 2, the Applicable Term Loan Maturity Date for the Term Loan shall be deemed to be extended by one (1) month, unless such Term Loan otherwise becomes due and payable hereunder, whether by acceleration of the Obligations pursuant to Section 8.2 or otherwise.

(k)   The Agent and Lenders hereby further consent and agree that, notwithstanding any provision in the Loan Agreement to the contrary, the continuation of the failure by the Borrower after the date hereof to pay obligations and to perform under agreements described in clauses (3) and (4) of the second “Whereas” clause in this Amendment and as further described on Schedule 1 hereto, shall not constitute new Events of Default; provided, however, that any development or occurrence arising from or otherwise related to such to failure to pay obligations or to perform under agreements described in clauses (3) and (4) of the second “Whereas” clause in this Amendment that qualifies as an independent Event of Default under the Loan Agreement (including, without limitation, any involuntary bankruptcy filing or any judgment described in Section 8.1(f) of the Loan Agreement) shall constitute a new and independent Event of Default under the Loan Agreement as of the date of such development or occurrence.

(l)    The Agent and Lenders hereby further consent and agree that, notwithstanding any provision in Section 7.2 of the Loan Agreement to the contrary, the Borrower may incur the Indebtedness described on Schedule 2 hereto.

(m)  The Agent and the Lenders hereby further consent and agree that, notwithstanding any provisions in Sections 7.6 and 7.8 of the Loan Agreement to the contrary, the Borrower may enter into and perform its obligations under any management incentive plan (a “Management Incentive Plan”) that is both (1) approved by the Company’s board of directors and (2) consented to in writing by the Agent and Lenders in their sole discretion.

4.             Amendments to Loan Agreement.  Subject to the terms and conditions of this Amendment, including, without limitation, the conditions precedent set forth in Section 8 hereof, the Loan Agreement is hereby amended as follows:

(a)   Section 2.7 of the Loan Agreement is hereby amended by deleting clause (b) of such section in its entirety and replacing the following in lieu thereof:

“(b)         Final Payment Fee.  Upon all outstanding principal amounts with respect to any Term Loan being repaid, or being required to be repaid, in full (whether voluntary, scheduled or mandatory or otherwise), for each Term Loan Borrower shall pay to Agent, for the ratable accounts of Lenders, a fee equal to 4.00% of the original principal amount of such Term Loan (the ‘Final Payment Fee’); provided, however, notwithstanding the foregoing, solely with respect to the Initial Term Loan, in lieu of the 4.00% fee set forth above, Borrower shall pay to Agent, for the ratable accounts of Lenders, a fee equal to 2.00% of the original principal amount of the Initial Term Loan, which fee shall be fully earned on the Effective Date of (and as such term is defined in) the Third Amendment, but shall be due and payable on the Applicable Term Loan Maturity Date for the Subsequent Term Loan.”

(b)   Section 3.1 of the Loan Agreement is hereby amended by deleting the definition of “Collateral” provided therein and substituting, in lieu thereof, the following new definition of “Collateral”:

All of such Loan Party’s personal property of every kind and nature (except for up to $250,000 held as letter of credit cash collateral in account number 1170338428 with RBS Citizens, National Association) whether now owned or hereafter acquired by, or arising in favor of, such Loan Party, and regardless of where located, including, without limitation, all accounts, chattel paper (whether tangible or electronic), commercial tort claims (including, without limitation, all commercial tort claims relating to the patent infringement lawsuit titled Helicos BioSciences Corporation v. Pacific Biosciences of California, Inc., Life Technologies Corporation, and Illumina, Inc., No. 1:10-cv-00735, filed in the United States District Court for the District of Delaware), deposit accounts, documents, equipment, financial assets, fixtures, goods, instruments, investment property (including, without limitation, all securities accounts), inventory, letter-of-credit rights, letters of credit, securities, supporting obligations, cash, cash equivalents, any other contract rights (including, without limitation, rights under any license agreements), or rights to the payment of money, and general intangibles (including Intellectual Property, as defined in Section 3.3 below), and all books and records of such Loan Party relating thereto, and in and against all additions, attachments, accessories and accessions to such property, all substitutions, replacements or exchanges therefor, all proceeds, insurance claims, products, profits and other rights to payments not otherwise included in the foregoing (with each of the foregoing terms that are defined in the UCC having the meaning set forth in the UCC).

Notwithstanding the foregoing, the term “Collateral” shall not include any contract, instrument or chattel paper in which any Loan Party has any right, title or interest if and to the extent such contract, instrument or chattel paper includes a provision containing a restriction on assignment such that the creation of a security interest in the right, title or interest of the Loan Party therein would be prohibited and would, in and of itself, cause or result in a default thereunder enabling another person party to such contract, instrument or chattel paper to enforce any remedy with respect thereto or give another person the right to terminate, accelerate or otherwise adversely alter the Loan Party’s rights, title and interest thereunder; provided, however, that the foregoing exclusion shall not apply if (i) such prohibition has been waived or such other person has otherwise consented to the creation hereunder of a security interest in such contract, instrument or chattel paper, or (ii) such prohibition would be rendered ineffective pursuant to Sections 9-407(a) or 9-408(a) of the UCC, as applicable and as then in effect in any relevant jurisdiction, or any other applicable law (including the Bankruptcy Code or principles of equity); provided further that immediately upon the ineffectiveness, lapse or termination of any such provision, the term “Collateral” shall include, and the Loan Party shall be deemed to have granted a security interest in, all its rights, title and interests in and to such contract, instrument or chattel paper as if such provision had never been in effect; and provided further that the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect any Lender’s unconditional continuing security interest in and to all rights, title and interests of such Loan Party in or to any payment obligations or other rights to receive monies due or to become due under any such contract, instrument or chattel paper and in any such monies and other proceeds of such contract, instrument or chattel paper.

(c)   Section 3.3 of the Loan Agreement is hereby amended by deleting the section in its entirety and replacing the following in lieu thereof:

Section 3.3.  Grant of Intellectual Property Security Interest.  The Collateral shall include all intellectual property of each Loan Party, which shall be defined as any and all copyrights, trademarks, tradenames, servicemarks, patents, inventions, designs, design rights, software and databases, licenses, trade secrets, customer lists, know-how, and intangible rights of each Loan Party, any marketing rights of each Loan Party, and any goodwill, applications, registrations, claims, products, awards, judgments, amendments, renewals, extensions, improvements and insurance claims related thereto (collectively, “Intellectual Property”) now or hereafter owned or licensed by a Loan Party, together with all accessions and additions thereto, proceeds and products thereof (including, without limitation, any proceeds resulting under insurance policies).  In order to perfect or protect Agent’s security interest and other rights in Loan Party’s Intellectual Property, each Loan Party hereby authorizes Agent to file a patent security agreement, substantially in the form provided by Agent (“Patent Security Agreement”) and/or a trademark security agreement, substantially in the form provided by Agent (“Trademark Security Agreement”) with the United States Patent and Trademark Office and a copyright security agreement, substantially in the form provided by Agent (“Copyright Security Agreement” and together with the Patent Security Agreement and the Trademark Security Agreement, the “Intellectual Property Security Agreements”) with the United States Copyright Office as each are applicable and required by Agent.

(d)         Section 5.3 of the Loan Agreement is hereby amended by deleting the second sentence thereof and replacing such sentence with the following:

As used herein, “Material Agreement” shall mean (i) any agreement or contract to which such Loan Party is a party and involving the receipt or payment of amounts in the aggregate exceeding $250,000 per year, (ii) any agreement or contract to which such Loan Party is a party the termination of which could reasonably be expected to have a Material Adverse Effect and (iii) any agreement or contract relating to any Indebtedness of the Loan Parties that is consented to in the sole discretion of the Agent and Lenders and is subordinated to the Obligations on terms and conditions acceptable to Agent (any such subordinated Indebtedness, “Subordinated Indebtedness”).

(e)          Section 6.2 of the Loan Agreement is hereby amended by deleting the word “and” prior to clause (f) therein, inserting a comma in lieu thereof, and inserting the following new clause (g) before the final punctuation therein:

and (g) copies of all statements, reports and notices made available generally by any Loan Party to any holders of Subordinated Indebtedness, and all notices sent to any Loan Party by the holders of any Subordinated Indebtedness.

(f)            Section 7.6 of the Loan Agreement is hereby amended by deleting the word “or” prior to clause (d) therein, inserting a comma in lieu thereof, and inserting the following new clause (e) before the final punctuation therein:

or (e) purchase or make any payment on or with respect to any Subordinated Indebtedness.

(g)         Section 8.1(i) is hereby amended by inserting the following language immediately prior to the final semicolon therein:

, or any subordination provision set forth in any document evidencing or relating to the Subordinated Indebtedness shall, in whole or in part, terminate or otherwise fail or cease to be valid and binding on, or enforceable against, any agent for or holder of the Subordinated Indebtedness (or such person shall so state in writing).

(h)         The term “Debt Documents” used in the Loan Agreement shall be deemed to include any subordination agreement relating to the Subordinated Indebtedness and each of the Patent Security Agreement, Trademark Security Agreement and Copyright Security Agreement.

5.             Additional Agreements.  In addition to the Consents and Amendments referenced above, Borrower, Agent and Lenders further agree to the following:

(a)          Mandatory Prepayments.

(i)  Immediately (and in any event within three (3) Business Days) after receipt by Borrower of any (A) up front license fee, up front royalty payment, legal settlement, proceeds of any sale, license or other disposition of all or any part of, or rights in, the Intellectual Property, or (B) any up front payment from non-research and development funding related partnerships or collaborations, Borrower shall prepay the Term Loan in an amount equal to seventy-five percent (75%) of the gross proceeds of each such fee, payment or proceeds.  This Section 5(a)(i) shall not be deemed to be a consent to any transactions that is not expressly permitted in accordance with the terms and conditions of the Loan Agreement.

(ii)   Any mandatory prepayment made pursuant to this Section 5(a) shall be applied as follows:  first, to pay all fees, costs, indemnities, reimbursements and expenses then due to Agent and Lenders under the Debt Documents; second, to pay all accrued interest on the Term Loan then due to Lenders in accordance with their respective Pro Rata Shares, until paid in full; and third, to the remaining Scheduled Payments of principal pursuant to Section 2.3(b) in inverse order of maturity.  Principal payments made pursuant to the immediately preceding sentence will not be subject to any pre-payment premium under the Debt Documents.

(b)         Additional Reporting.

Borrower agrees to submit to Agent and each Lender (i) upon the reasonable request of the Agent and in any event on the first Business Day of each other week, a written cash forecast in form and substance reasonably satisfactory to Agent which compares actual expenditures with budgeted expenditures, and (ii) upon the reasonable request of the Agent and in any event on the first Business Day of every month, a written summary and update in form and substance reasonably satisfactory to Agent and each Lender regarding Borrower’s pursuit of strategic initiatives.  Borrower’s failure to deliver, within three (3) Business Days of the specified time for delivery, either of (i) a biweekly cash forecast or (ii) a monthly written summary in accordance with this Section 5(b) shall be an immediate Event of Default under the Loan Agreement.

6.             No Other Consents or Amendments.  Except for the consents, amendments, and agreements to the Loan Agreement expressly provided in Sections 3, 4 and 5 above, the Loan Agreement and the other Debt Documents shall remain unchanged and in full force and effect in accordance with its terms, and this Amendment shall be limited precisely and expressly as drafted and shall not be construed as a consent to the amendment, restatement, modification, supplementation or waiver of any other terms or provisions of the Loan Agreement or any other Debt Documents.

7.             Representations and Warranties.  To induce Agent and Lenders to enter into this Amendment, Borrower hereby warrants, represents and covenants to and with Agent and Lenders that: (a) after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing, (b) set forth on Exhibit A is a summary of all Intellectual Property of the Loan Parties as of the date hereof, including an indication whether any such Intellectual Property has been abandoned (such Intellectual Property, the “Abandoned IP”), (c) upon filing of the Patent Security Agreement, Trademark Security Agreement and Copyright Security Agreement, as applicable, with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and the filing of appropriate UCC financing statements, all action necessary or desirable to protect and perfect Agent’s lien on each Loan Party’s Intellectual Property shall have been duly taken, and (d) after giving effect to this Amendment, all of the representations and warranties in the Loan Agreement and each other Debt Document are true and correct in all material respects on and as of the Amendment Effective Date (except to the extent that any such representations or warranties expressly referred to a specific prior date, in which case such representation or warranty shall be true and correct in all material respects on and as of such date).  Any breach in any material respect by Borrower of any of its representations, warranties and covenants contained in this Section 7 shall be an Event of Default under the Loan Agreement.

8.             Conditions Precedent to Effectiveness of this Amendment.  This Amendment shall become effective as of the date (the “Amendment Effective Date”) upon which Agent receives each of the following, in each case, in form and substance satisfactory to Agent:

(a)                                  one or more counterparts of this Amendment duly executed, completed and delivered by Borrower;

(b)                                 evidence that Borrower has received gross cash proceeds of at least $333,333 from the issuance on the date hereof of Subordinated Debt;

(c)                                  one or more counterparts of the Subordination Agreement, dated the date hereof, and executed by each of the Purchasers, Agent and Borrower, and the GP Subordination Agreement, dated as of the date hereof, and executed by GP, Agent and Borrower;

(d)                                 one or more counterparts of a Patent Security Agreement, Trademark Security Agreement and Copyright Security Agreement, as applicable, duly executed, completed and delivered by Borrower, to be filed with the appropriate filing office on the Amendment Effective Date with respect to all Intellectual Property other than Abandoned IP;

(e)                                  evidence satisfactory to Agent and each Lender that the UCC financing statement filed against Borrower has been amended to include the Intellectual Property;

(f)                                    current UCC lien, judgment, bankruptcy and tax lien search results, and United States Patent and Trademark Office search results, demonstrating that there are no other security interests or liens on the Collateral, other than Permitted Liens;

(g)                                 a Secretary’s Certificate providing verification of incumbency and attaching the Borrower’s board resolutions approving the transactions contemplated by this Amendment;

(h)                                 evidence satisfactory to Agent that Borrower shall have paid to Agent’s outside counsel, Kilpatrick Stockton LLP, the costs and expenses owing to such counsel pursuant to Section 11(a) below in the amount of $20,000, which payment shall be made by wire transfer in accordance with the wire transfer instructions set forth on Exhibit D hereto, and evidence satisfactory to CIT Healthcare LLC that Borrower shall have paid to CIT Healthcare LLC’s outside counsel, Waller Lansden Dortch & Davis, LLP, the costs and expenses owing to such counsel pursuant to Section 11(a) below in the amount of $14,000, which payment shall be made by wire transfer in accordance with the wire transfer instructions set forth on Exhibit D hereto; and

(i)                                     one or more counterparts of an amendment to the Warrant of each Lender, in form and substance satisfactory to Agent and each Lender, which amendment shall effect the repricing of the Warrants from $4.80 to $0.01.

9.             Release.

(a)                                  In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees and other representatives (Agent and Lenders and all such other persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever other than with respect to claims made to correct manifest errors with respect to the calculation of amounts owing pursuant to the Loan Agreement (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the Amendment Effective Date, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Loan Agreement or any of the other Debt Documents or transactions thereunder or related thereto.

(b)                                 Borrower understands, acknowledges and agrees that its release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)                                  Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

10.          Covenant not to Sue.  Borrower, on behalf of itself and its respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Borrower pursuant to Section 9 above.  If Borrower or any of its respective successors, assigns or other legal representatives violates the foregoing covenant, Borrower, for itself and its successors, assigns and legal representatives, jointly and severally agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all reasonable attorneys’ fees and costs incurred by any Releasee as a result of such violation.

11.          Provisions of General Application.

(a)                                  Costs and Expenses.  Borrower absolutely and unconditionally agrees to pay to Agent and each Lender, on demand by Agent or such Lender at any time and as often as the occasion therefore may require, whether or not all or any of the transactions contemplated by this Amendment are consummated: all reasonable fees and out-of-pocket expenses and disbursements of any counsel to Agent or such Lender in connection with the preparation, negotiation, execution, or delivery of this Amendment and expenses which shall at any time be incurred or sustained by Agent or such Lender as a consequence of or in any way in connection with the preparation, negotiation, execution, or delivery of this Amendment and any agreements prepared, negotiated, executed or delivered in connection with the transactions contemplated hereby.

(b)                                 Advice of Counsel.  Each of the parties represents to each other party hereto that it has discussed this Amendment with its counsel.

(c)                                  Further Assurances.  The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Amendment.

(d)                                 Binding Effect.  This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.  No person or entity shall have any rights under this Agreement or any other Debt Document as a third party beneficiary.

(e)                                  Severability.  Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment.

(f)                                    Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(g)                                 Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Amendment.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Waiver, Consent and Fourth Amendment to Loan and Security Agreement to be duly executed and delivered as of the day and year specified at the beginning hereof.

BORROWER:

HELICOS BIOSCIENCES CORPORATION

By:	/s/ Ivan Trifunovich
Name:	Ivan Trifunovich
Title:	Chairman, President and Chief Executive Officer

HELICOS BIOSCIENCES CORPORATION

WAIVER, CONSENT AND FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

SIGNATURE PAGE

AGENT:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Peter Gibson
Name:	Peter Gibson
Title:	Duly Authorized Signatory

LENDERS:

HSPC, INC.

By:	/s/ Peter Gibson
Name:	Peter Gibson
Title:	Duly Authorized Signatory

CIT HEALTHCARE LLC

By:	/s/ Alisa Milarelli
Name:	Alisa Milarelli
Title:	Duly Authorized Signatory

HELICOS BIOSCIENCES CORPORATION

WAIVER, CONSENT AND FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

SIGNATURE PAGE